EXHIBIT 2.1

FORM OF CONSENT OF DOWNEY BRAND LLP

To:  The Board of Directors of Taiga Building Products Ltd.

February 19, 2009

We hereby consent to all references to this firm in Amendment No. 1 to the Registration Statement on Form F-7 (the “Amended Registration Statement”) filed by Taiga Building Products Ltd. (the "Company") under the Securities Act of 1933, as amended, and in the Short Form Prospectus made a part of the Amended Registraton Statement relating to the issuance of rights of the Company.

Yours truly,

DOWNEY BRAND LLP

/s/  Downey Brand